NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
07-010		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES SECOND QUARTER 2007 RESULTS

August 2, 2007 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2007. Following are highlights for the second quarter and the Company’s future outlook:

•	Q2 2007 diluted EPS was 16% higher than Q2 2006

•	Q2 2007 OSV effective dayrates increased 18% over Q1 2007

•	Q2 2007 OSV operating margin was 56%, up from 45% in Q1 2007

•	Fleetwide average OSV dayrates are currently above $22,000

Second quarter 2007 revenues were $75.1 million, up 6.2% from $70.7 million for the second quarter of 2006. Operating income was $33.9 million, or 45.1% of revenues, for the second quarter of 2007 compared to $32.7 million, or 46.3% of revenues, for the prior-year quarter. EBITDA for the second quarter of 2007 was $41.8 million compared to the Company’s second quarter 2007 guidance range of $30.0 million to $35.0 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 8 to the accompanying data tables.

Net income for the second quarter of 2007 was $22.6 million, or $0.85 per diluted share, compared to $20.3 million, or $0.73 per diluted share in the year-ago quarter. Included in net income for the second quarter of 2007 was approximately $5.8 million, or $0.22 per diluted share, of interest income, up from $3.6 million, or $0.13 per diluted share, in the second quarter of 2006. This increase in interest income was primarily driven by a higher cash position resulting from cash provided by operating activities and net proceeds raised during the Company’s November 2006 convertible notes offering, and to a lesser extent, a higher average interest rate earned during the second quarter of 2007.

Also included in second quarter 2007 EBITDA and net income was a $1.9 million ($1.2 million after-tax, or $0.05 per diluted share) gain on the sale of the HOS Hotshot, the Company’s only fast supply vessel. In the second quarter of 2006, EBITDA and net income included a gain on the sale of

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

assets of $0.3 million ($0.2 million after-tax, or $0.01 per diluted share) resulting from the disposition of the Energy 2202, a single-hulled tank barge.

OSV Segment. Revenues from the OSV segment were $48.6 million for the second quarter of 2007, an increase of 10.0% over $44.2 million for the same period in 2006. Fleetwide average OSV dayrates for the second quarter of 2007 of $21,358 improved 10.5%, or $2,037 per day, from $19,321 for the same period in 2006. The OSV fleet remained at full practical utilization of 96.7% for the second quarter of 2007 comparable to the year-ago quarter. The Company’s effective, or utilization-adjusted, dayrate for the OSV segment was $20,653, which was $1,989, or 10.7%, higher than the second quarter of 2006. OSV operating income of $27.0 million was $4.3 million, or 18.9%, higher than the prior-year quarter despite a 15.9% year-over-year increase in operating costs. This cost increase was primarily related to previously reported market-driven personnel cost increases that included higher crew wages and FAS 123R expense associated with restricted stock units granted to mariners in June 2006 and February 2007, increased labor costs at the Company’s shore-based port facility and higher contract service costs associated with foreign operations.

TTB Segment. Revenues from the TTB segment were $26.5 million for the second quarter of 2007, which was flat compared to the same period in 2006. Fleetwide average TTB dayrates of $17,772 were $648, or 3.5%, lower than the $18,420 achieved during the second quarter of 2006. Utilization in the TTB segment for the second quarter of 2007 was 90.9% compared to 90.5% in the prior-year quarter. TTB operating income was down from $10.0 million for the second quarter of 2006 to $6.9 million this quarter, a decrease of $3.1 million or 31.0%. This year-over-year decrease in operating income is primarily related to the favorable impact in the second quarter of 2006 from providing non-traditional tank barge services, at higher spot dayrates, to certain of the Company’s upstream customers in the U.S. Gulf of Mexico (“GoM”). Operating income for the second quarter of 2007 was also impacted, to a lesser extent, by higher costs associated with the in-chartering of third-party equipment to fulfill time charter requirements and increased personnel costs.

Depreciation and Amortization (D&A). Depreciation and amortization was $0.1 million higher for the second quarter of 2007 compared to the same period in 2006 due to an increase in the number of vessel drydockings and related costs. Drydocking costs were also adversely impacted during the second quarter of 2007 by reduced shipyard availability, shipyard labor shortages and an increase in the number of the Company’s vessels that incurred their first 30 or 60 month regulatory drydocking. The $1.2 million increase in amortization expense was partially offset by a $1.1 million decrease in depreciation expense resulting from a change in estimated salvage values for the Company’s marine equipment that was effective January 1, 2007.

General and Administrative (G&A). G&A expenses for the second quarter of 2007 of $7.7 million were down $0.2 million, or 2.6%, over the same period in 2006, primarily due to lower shore-side incentive compensation and health insurance costs incurred during the second quarter of 2007. The Company’s G&A expenses were 10.2% of revenues for the current quarter, which remains in-line with its industry peers and its prior guidance for this expense category.

First Half 2007 Results

Revenues for the first six months of 2007 increased 8.6% to $143.2 million compared to $131.8 million for the same period in 2006. Operating income was $60.3 million, or 42.1% of revenues, for the first six months of 2007 compared to $57.3 million, or 43.5% of revenues, for the same period in 2006. Net income for the first six months of 2007 increased 14.2% to $40.1 million, or $1.52 per diluted share, compared to net income of $35.1 million, or $1.27 per diluted share, for the first six months of 2006. The Company’s first half 2007 results were positively impacted by the market-driven increase in OSV dayrates and an increase in TTB barrel carrying capacity, compared to the six months ended June 30, 2006. The Company’s net income for the first six months of 2007 included a $1.9 million ($1.2 million after tax or $0.05 per share) gain on the sale of the Company’s fast supply vessel.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the Company’s pending acquisition of the Sea Mar Fleet from certain affiliates of Nabors Industries, Ltd., or the potential impact of any future capital transactions, such as vessel acquisitions, unexpected vessel repairs and shipyard delays, business combinations, divestitures, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Third Quarter 2007 Guidance. The Company expects EBITDA for the third quarter of 2007 to range between $35.0 million and $40.0 million. Please refer to the attached data table and Note 8 for a definition and reconciliation of forward EBITDA guidance to its most directly comparable GAAP financial measure. The Company expects diluted earnings per share, or EPS, for the third quarter of 2007 to range between $0.67 and $0.78.

Calendar 2007 Guidance. The Company expects EBITDA for the full calendar year 2007 to range between $130.0 million and $150.0 million and diluted EPS is now expected to range between

$2.46 and $2.93. As stated above, these guidance ranges do not include any contribution from the Company’s pending acquisition of 20 OSVs, which is expected to close next week. The Company will update its 2007 guidance ranges for the Sea Mar vessels on or before the Company’s third quarter 2007 earnings release currently scheduled for November 1, 2007.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current OSV and TTB market conditions remain constant. Fleetwide average OSV dayrates are anticipated to be in the $20,000 to $22,000 range and fleetwide OSV utilization is anticipated to be in the low-90% range during the 2007 guidance periods. Fleetwide average TTB dayrates are generally anticipated to be in the $16,000 to $18,000 range and fleetwide TTB utilization is anticipated to be in the high-80% to low-90% range during the 2007 guidance periods.

The Company’s 2007 guidance does not include any contribution from its MPSV program, nor does it include any contribution from the OSVs being constructed under its OSV newbuild program #4. Current guidance for 2007 assumes a partial-year contribution from three 60,000-barrel tank barges to be delivered under the Company’s TTB newbuild program #2. EBITDA from the TTB segment is now expected to be 30% to 35% of the mid-point of the company-wide 2007 guidance range of $130.0 million to $150.0 million.

The Company expects the aggregate operating expenses of its current fleet (excluding the incremental impact of any new vessels to be delivered) to increase for calendar 2007 by about 20% above its calendar 2006 results. G&A for calendar 2007 is also expected to increase by about 20% over calendar 2006, while remaining between 10% and 12% of revenues for 2007. The Company’s effective tax rate is expected to be 36.5% for calendar 2007.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. The Company now expects maintenance capital expenditures for the third quarter of 2007 and calendar year 2007 to be approximately $12.2 million and $46.2 million, respectively, which includes discretionary vessel enhancements and the acquisition of additional equipment for the Company’s OSVs to support subsea operations. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; and (iii) non-vessel related capital improvements.

Update on MPSV Program. This program consists of two MPSV-DP2 vessels currently being converted at a domestic shipyard and one MPSV-DP3 vessel currently under construction at a European shipyard. The two MPSV-DP2 vessels are expected to be delivered in mid-2008 and the MPSV-DP3 vessel has an anticipated delivery date in the third quarter of 2009. Based on current contracts and internal estimates, the aggregate total project costs for these three vessels, before construction period interest, is expected to be in the approximate range of $250.0 million to $270.0 million, depending on final vessel configurations and changes in foreign currency exchange rates for the Eurodollar. Since the inception of this program, the Company has incurred $100.0 million of project costs, with $31.8 million incurred during the second quarter of 2007.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program is comprised of a mix of nine proprietary 250 EDF class OSVs and four proprietary 240 ED class OSVs, with an aggregate capacity of about 38,000 deadweight tons, currently under construction at two domestic shipyards. Projected delivery dates for these 13 vessels range from early 2008 through early 2010. Based on current contracts and internal estimates, the aggregate total cost of this program, before construction period interest, is still expected to be approximately $305.0 million. Since the inception of this program, the Company has incurred $38.7 million of project costs, with $8.2 million incurred during the second quarter of 2007.

Update on TTB Newbuild Program #2. The Company’s second TTB newbuild program currently includes three 60,000-barrel double-hulled tank barges that are under construction at a domestic shipyard and three ocean-going tugs being retrofitted at another domestic shipyard. The first of four 3,000 horsepower ocean-going tugs purchased and converted under this newbuild program, the Michigan Service, was delivered in July 2007. The remaining vessels are expected to be delivered on various dates throughout the remainder of 2007. Based on current contracts and internal estimates, the aggregate total cost of this program, before construction period interest, is now expected to be approximately $75.0 million. Since the inception of this program, the Company has incurred $47.2 million of project costs, with $12.5 million incurred during the second quarter of 2007.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its second quarter 2007 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, August 2, 2007. To participate in the call, dial (303) 262-2137 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 9, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11093870#.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations, beliefs and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations, beliefs and projections will prove to be correct and does not undertake any duty to update them. Important factors that might cause future results to differ from these assumptions, expectations, beliefs and projections include, but are not limited to, industry risks, changes in capital spending budgets by customers, fluctuations in oil and natural gas prices, variations in demand for vessel services including the inability to secure additional upstream contracts for TTB vessels, increases in operating costs, the inability to accurately predict vessel utilization levels and dayrates, less than anticipated subsea infrastructure demand activity in the GoM and other markets, the inability to secure contracts for vessels under construction at currently expected dayrates, the level of fleet additions by competitors and over-capacity, economic and political risks, weather related risks, the ability to attract and retain qualified marine personnel including Sea Mar mariners, regulatory risks, the repeal or administrative weakening of the Jones Act, shipyard construction and drydocking delays and cost overruns and related risks, vessel accidents, unplanned customer suspensions, cancellations or non-renewal of contracts, unexpected litigation and insurance expenses, fluctuations in foreign currency valuations compared to the U.S. dollar, the loss or suspension of coastwise trade endorsements existing on or to be obtained for the Sea Mar vessels, any unanticipated negative impact on the Company of disclosed or undisclosed matters relating to Sea Mar vessels and operations, construction delays, cost overruns, design flaws or other factors that negatively impact the anticipated utility of the Sea Mar vessel under construction, delays in closing or the inability to close the Sea Mar acquisition for any reason, risks that integration of the Sea Mar Fleet’s operations will be more difficult or costly than anticipated, unanticipated material increases in operating or drydocking costs or expenses associated with the Sea Mar vessels, risks associated with expanded foreign operations and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission. This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA and Adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in Note 8 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues	$75,071	$68,091	$70,695	$143,161	$131,751
Costs and expenses:
Operating expenses	27,520	27,103	22,729	54,625	44,908
Depreciation and amortization	7,817	7,187	7,715	15,005	15,204
General and administrative expenses	7,651	7,447	7,854	15,098	14,694

	42,988	41,737	38,298	84,728	74,806

Gain (loss) on sale of assets	1,852	(10)	328	1,842	328

Operating income	33,935	26,344	32,725	60,275	57,273
Other income (expense):
Interest income	5,772	6,008	3,573	11,780	6,684
Interest expense	(4,270)	(4,905)	(4,450)	(9,175)	(8,804)
Other income, net [1]	6	5	21	11	31

	1,508	1,108	(856)	2,616	(2,089)

Income before income taxes	35,443	27,452	31,869	62,891	55,184
Income tax expense	12,806	9,967	11,577	22,773	20,043

Net income	$22,637	$17,485	$20,292	$40,118	$35,141

Basic earnings per share of common stock	$0.88	$0.68	$0.75	$1.57	$1.29

Diluted earnings per share of common stock	$0.85	$0.67	$0.73	$1.52	$1.27

Weighted average basic shares outstanding	25,639	25,583	27,201	25,611	27,180

Weighted average diluted shares outstanding [2]	26,523	26,125	27,711	26,362	27,680

Other Operating Data (unaudited):
	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Offshore Supply Vessels:
Average number	25.0	25.0	25.0	25.0	25.0
Average fleet capacity (deadweight)	59,042	59,042	59,042	59,042	59,042
Average vessel capacity (deadweight)	2,362	2,362	2,362	2,362	2,362
Average utilization rate [3]	96.7%	91.5%	96.6%	94.1%	93.3%
Average dayrate [4]	$21,358	$19,073	$19,321	$20,253	$18,772
Effective dayrate [5]	$20,653	$17,452	$18,664	$19,058	$17,514
Tugs and Tank Barges:
Average number of tank barges [6]	18.0	18.0	17.5	18.0	17.8
Average fleet capacity (barrels) [6]	1,549,566	1,549,566	1,472,111	1,549,566	1,477,325
Average barge size (barrels)	86,067	86,067	83,374	86,087	82,869
Average utilization rate [3]	90.9%	94.2%	90.5%	92.5%	92.1%
Average dayrate [7]	$17,772	$17,680	$18,420	$17,726	$16,550
Effective dayrate [5]	$16,155	$16,655	$16,670	$16,397	$15,243
Balance Sheet Data (unaudited):
	As of June 30, 2007	As of December 31, 2006
Cash and cash equivalents	$428,851	$474,261
Working capital	444,235	489,261
Property, plant and equipment, net	636,773	531,951
Total assets	1,167,032	1,098,380
Total long-term debt	549,521	549,497
Stockholders' equity	501,252	428,067
Cash Flow Data (unaudited):
	Six Months Ended
	June 30, 2007	June 30, 2006
Cash provided by operating activities	$67,105	$53,723
Cash used in investing activities	(113,924)	(26,781)
Cash provided by financing activities	1,384	997

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Offshore Supply Vessels:
Revenues	$48,609	$41,143	$44,150	$89,751	$82,650
Operating income	$27,007	$18,342	$22,722	$45,347	$41,202
Operating margin	55.6%	44.6%	51.5%	50.5%	49.9%
Components of EBITDA [8]
Net income	$17,833	$12,142	$14,277	$29,973	$25,628
Interest expense (income), net	(913)	(716)	322	(1,629)	989
Income tax expense	10,093	6,921	8,145	17,014	14,617
Depreciation	2,671	2,626	3,516	5,297	6,933
Amortization	1,408	1,127	742	2,535	1,398

EBITDA [8]	$31,092	$22,100	$27,002	$53,190	$49,565

Adjustments to EBITDA
Stock-based compensation expense	$950	$974	$769	$1,924	$1,388
Interest income	3,606	3,822	2,504	7,428	4,678

Adjusted EBITDA [8]	$35,648	$26,896	$30,275	$62,542	$55,631

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$31,092	$22,100	$27,002	$53,190	$49,565
Cash paid for deferred drydocking charges	(1,888)	(2,944)	(2,446)	(4,832)	(3,186)
Cash paid for interest	(7,110)	(30)	(5,856)	(7,140)	(5,889)
Cash paid for taxes	(1,897)	—	—	(1,897)	—
Changes in working capital	9,703	4,011	(8,761)	13,714	(11,258)
Stock-based compensation expense	950	974	769	1,924	1,388
Changes in other, net	(1,882)	(90)	45	(1,972)	100

Net cash provided by operating activities	$28,968	$24,021	$10,753	$52,987	$30,720

Tugs and Tank Barges:
Revenues	$26,462	$26,948	$26,545	$53,410	$49,101
Operating income	$6,928	$8,002	$10,003	$14,928	$16,071
Operating margin	26.2%	29.7%	37.7%	27.9%	32.7%
Components of EBITDA [8]
Net income	$4,804	$5,343	$6,015	$10,145	$9,513
Interest expense (income), net	(589)	(387)	555	(976)	1,131
Income tax expense	2,713	3,046	3,432	5,759	5,426
Depreciation	2,269	2,181	2,530	4,450	4,922
Amortization	1,469	1,253	927	2,723	1,951

EBITDA [8]	$10,666	$11,436	$13,459	$22,101	$22,943

Adjustments to EBITDA
Stock-based compensation expense	$739	$771	$668	$1,510	$1,287
Interest income	2,166	2,186	1,068	4,352	2,007

Adjusted EBITDA [8]	$13,571	$14,393	$15,195	$27,963	$26,237

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$10,666	$11,436	$13,459	$22,101	$22,943
Cash paid for deferred drydocking charges	(2,493)	(3,150)	(1,650)	(5,643)	(1,792)
Cash paid for interest	(4,175)	(17)	(3,369)	(4,192)	(3,386)
Cash paid for taxes	(1,897)	—	—	(1,897)	—
Changes in working capital	4,031	(1,887)	6,211	2,143	4,155
Stock-based compensation expense	739	771	668	1,510	1,287
Changes in other, net	224	(128)	(250)	96	(204)

Net cash provided by operating activities	$7,095	$7,025	$15,069	$14,118	$23,003

Consolidated:
Revenues	$75,071	$68,091	$70,695	$143,161	$131,751
Operating income	$33,935	$26,344	$32,725	$60,275	$57,273
Operating margin	45.2%	38.7%	46.3%	42.1%	43.5%
Components of EBITDA [8]
Net income	$22,637	$17,485	$20,292	$40,118	$35,141
Interest expense (income), net	(1,502)	(1,103)	877	(2,605)	2,120
Income tax expense	12,806	9,967	11,577	22,773	20,043
Depreciation	4,940	4,807	6,046	9,747	11,855
Amortization	2,877	2,380	1,669	5,258	3,349

EBITDA [8]	$41,758	$33,536	$40,461	$75,291	$72,508

Adjustments to EBITDA
Stock-based compensation expense	$1,689	$1,745	$1,437	$3,434	$2,675
Interest income	5,772	6,008	3,572	11,780	6,685

Adjusted EBITDA [8]	$49,219	$41,289	$45,470	$90,505	$81,868

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$41,758	$33,536	$40,461	$75,291	$72,508
Cash paid for deferred drydocking charges	(4,381)	(6,094)	(4,096)	(10,475)	(4,978)
Cash paid for interest	(11,285)	(47)	(9,225)	(11,332)	(9,275)
Cash paid for taxes	(3,794)	—	—	(3,794)	—
Changes in working capital	13,734	2,124	(2,550)	15,857	(7,103)
Stock-based compensation expense	1,689	1,745	1,437	3,434	2,675
Changes in other, net	(1,658)	(218)	(205)	(1,876)	(104)

Net cash provided by operating activities	$36,063	$31,046	$25,822	$67,105	$53,723

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2007 Guidance
	Third Quarter 2007 Estimate		Full-Year 2007 Estimate		Full-Year 2007 Prior Estimate		Pro Forma Run- Rate[10]
	Low	High	Low	High	Low	High
Components of Projected EBITDA [8]
Adjusted EBITDA [8]	$42.6	$47.6	$159.3	$179.3	$152.1	$172.1	$295.4
Interest income	5.2	5.2	21.7	21.7	20.0	20.0	22.5
Stock-based compensation expense	2.4	2.4	7.6	7.6	7.1	7.1	7.6

EBITDA [8]	$35.0	$40.0	$130.0	$150.0	$125.0	$145.0	$265.3
Depreciation	5.3	5.3	20.7	20.7	21.6	21.6	39.4
Amortization	3.1	3.1	11.5	11.5	11.7	11.7	18.1
Interest (income) expense, net	(1.7)	(1.7)	(5.9)	(5.9)	(4.7)	(4.7)	1.9
Income tax expense	10.3	12.2	37.9	45.2	35.2	42.5	75.2
Income tax rate	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%
Net income	$18.0	$21.1	$65.8	$78.5	$61.2	$73.9	$130.7
Weighted average diluted shares outstanding	26.9	26.9	26.8	26.8	26.7	26.7	26.8
Diluted earnings per share	$0.67	$0.78	$2.46	$2.93	$2.29	$2.77	$4.88
Projected EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$35.0	$40.0	$130.0	$150.0	$125.0	$145.0	$265.3
Cash paid for deferred drydocking charges	(2.8)	(2.8)	(15.5)	(15.5)	(14.7)	(14.7)	(23.7)
Cash paid for interest	—	—	(22.6)	(22.6)	(22.6)	(22.6)	(22.6)
Cash paid for taxes	—	(2.3)	(4.0)	(8.0)	(2.9)	(6.9)	(0.7)
Changes in working capital [9]	10.9	7.7	40.9	37.7	47.8	43.0	21.2
Stock-based compensation expense	2.4	2.4	7.6	7.6	7.1	7.1	7.6
Changes in other, net [9]	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$45.3	$44.8	$136.2	$149.0	$139.5	$150.7	$246.9

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Capital Expenditures Data (unaudited) 11:

Historical Data (in thousands):
	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Maintenance Capital Expenditures:
Deferred drydocking charges	$4,382	$6,093	$4,096	$10,475	$4,978
Other vessel capital improvements	4,900	1,619	1,748	6,519	2,878
Non-vessel related capital improvements	1,562	946	1,408	2,508	2,743

	$10,844	$8,658	$7,252	$19,502	$10,599

Growth Capital Expenditures:
TTB newbuild program #1	$—	$—	$1,549	$—	$5,410
AHTS acquisition and retrofit costs	—	—	554	—	2,384
MPSV program	31,812	28,963	4,304	60,775	5,761
TTB newbuild program #2	12,500	15,296	1,847	27,796	1,847
OSV newbuild program #4	8,220	8,424	2,918	16,644	5,158

	$52,532	$52,683	$11,172	$105,215	$20,560

Forecasted Data:
	1Q2007A	2Q2007A	3Q2007E	4Q2007E	2007E
Maintenance Capital Expenditures:
Deferred drydocking charges	$6.1	$4.4	$3.4	$2.2	$16.1
Other vessel capital improvements	1.6	4.9	5.8	10.6	22.9
Non-vessel related capital improvements	0.9	1.6	3.0	1.7	7.2

	$8.6	$10.9	$12.2	$14.5	$46.2

Growth Capital Expenditures:
MPSV program	$29.0	$31.8	$26.2	$22.1	$109.1
TTB newbuild program #2	15.3	12.5	16.4	11.4	55.6
OSV newbuild program #4	8.4	8.2	27.0	46.6	90.2

	$52.7	$52.5	$69.6	$80.1	$254.9

Full Construction Cycle Data:
	Pre-2007A	2007E	2008E	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$39.2	$109.1	$83.3	$28.4	$—	$260.0
TTB newbuild program #2	19.4	55.6	—	—	—	75.0
OSV newbuild program #4	22.1	90.2	151.2	39.9	1.6	305.0

	$80.7	$254.9	$234.5	$68.3	$1.6	$640.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

For the three months ended June 30, 2007, March 31, 2007 and June 30, 2006, stock options representing rights to acquire 150, 346 and 3 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. For the six months ending June 30, 2007 and 2006, stock options representing rights to acquire 322 and 3 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period. As of June 30, 2007 and March 31, 2007, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of such notes.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[4]

Average dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[5]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[6]

The averages for the quarters ended June 30, 2007, March 31, 2007 and June 30, 2006 reflect the sale of the Energy 2202 in May 2006, which was one of the Company’s smaller, single-hulled tank barges. The average for the quarters ending June 30, 2007 and March 31, 2007 includes the Energy 8701, a previously retired single-hulled tank barge that was reactivated in October 2006.

[7]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[8]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes it provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.”

[9]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[10]

“Pro Forma Run-Rate” scenario illustrates the estimated incremental operating results from all of the vessels that are currently under construction under the MPSV program, TTB newbuild program #2, and OSV newbuild program #4, assuming all of those vessels were placed in service as of January 1, 2007 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization in the low to mid-90% range assuming a normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses, SG&A and income tax expense, are consistent with the Company’s current 2007 guidance. Interest (income) expense, net, assumes $24.4 of interest expense offset by $22.5 of interest income on a projected post-construction cash balance of $450.0. This pro forma illustration does not include any incremental contribution from the Company’s pending acquisition of the Sea Mar Fleet.

[11]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.